Exhibit 99.1

AT THE COMPANY	AT CAMERON ASSOCIATES
Robert Wilson – Chief Financial Officer	Alison Ziegler 212/554-5469
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports 2013 Results

2013 Highlights:

●	Net income rose to $19.4 million
●	Diluted EPS increased to $1.41
●	Adjusted EBITDA increased 27% to $55.3 million
●	Net cash provided by operations totaled $55.2 million

TUCSON, ARIZONA – March 12, 2014 -- The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the fourth quarter and year ended December 31, 2013.

Fourth Quarter 2013 Results

For the fourth quarter of 2013, the Company reported revenue of $276.8 million, a decrease of 3% from $286.5 million in the comparable period of 2012. Revenue from Providence’s Non-emergency Transportation (NET) services segment decreased 7% to $187.2 million in the fourth quarter from $200.8 million in the prior year period. The decrease was due primarily to the transition of the Connecticut contract from “at risk” to “administrative services only”, and the voluntary termination of the Wisconsin contracts effective July 31, 2013. This decrease was partially offset by increased revenue related to membership growth in the New York City administrative contracts. Revenue from the Human Services segment increased 5% to $89.6 million from $85.7 million in the fourth quarter of 2012, primarily related to the impact of a new workforce development contract in Wisconsin and a new foster care contract in Texas.

Net income increased 17% to $3.4 million, or $0.24 per diluted share, in the fourth quarter of 2013 compared to net income of $2.9 million, or $0.22 per diluted share, in the prior year period. The fourth quarters of 2013 and 2012 each included expenses of approximately $1.3 million (net of benefit of forfeiture of stock based compensation) related to the separation of certain former executive officers. The Company’s effective tax rate declined in the fourth quarter of 2013 to 25.8%. The decrease in the tax rate was primarily related to the favorable tax treatment of certain equity compensation expenses in 2013. EBITDA (non-GAAP) for the fourth quarter of 2013 was $9.8 million compared to $12.0 million in the same period last year. Adjusted EBITDA (non-GAAP) for the fourth quarter of 2013 was $11.1 million compared to $13.3 million in the same period last year. A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below.

The Company had approximately 15.8 million individuals eligible to receive services under its NET Services contracts at December 31, 2013, an increase of 5% from approximately 15.1 million at December 31, 2012. Providence’s direct Human Service client census at December 31, 2013 was approximately 56,300, up 9% from 51,600 at December 31, 2012.

Full-Year 2013 Results

For the full year of 2013, the Company reported revenue of $1,122.7 million, an increase of 2% from $1,105.9 million in 2012. Revenue from Providence’s NET Services segment grew 3% to $770.2 million in 2013 from $750.7 million in the prior year, primarily due to contracts that began or were expanded in 2012 and 2013 and favorable rate adjustments. This increase was partially offset by the transition of the Connecticut contract from “at risk” to “administrative services only”, and the voluntary termination of the Wisconsin contracts effective July 31, 2013. Revenue from the Human Services segment decreased 1% to $352.4 million in 2013 from $355.2 million in 2012, primarily due to the termination of and changes to certain management service agreements, 2012 contract terminations related to the workforce development business in Canada, and the expiration of contracts related to Providence’s home based educational tutoring. This decrease was partially offset by revenue growth related to new contracts awarded in 2013.

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64 E. Broadway Blvd. ● Tucson, Arizona 85701 ●Tel 520/747-6600 ●Fax 520/747-6605 ●www.provcorp.com

Providence Service Corporation

Net income was $19.4 million, or $1.41 per diluted share, in 2013, a 129% and 120% increase, respectively, from $8.5 million, or $0.64 per diluted share, in 2012. EBITDA (non-GAAP) for 2013 was $53.0 million, a 35% increase from $39.2 million last year. Adjusted EBITDA (non-GAAP) for 2013 was $55.3 million, an increase of 27% from $43.6 million last year. A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below.

During 2013, the Company generated a total of $55.2 million in cash from operations.  At December 31, 2013, the Company had unrestricted cash and cash equivalents of $99.0 million as well as approximately $142.3 million available for borrowing under the 2013 amended and restated senior secured credit facility.  Long-term obligations at December 31, 2013 were $123.5 million.

“We finished 2013 with favorable financial results,” said Warren Rustand, Chief Executive Officer. “Our NET Services segment benefitted from 2012 start-up efforts, expanded business, negotiated rate adjustments and the exit from some of its less profitable markets. However, the NET Services segment margins in the fourth quarter were negatively impacted by a revenue reserve for certain potential overpayments made to the Company that resulted from errors in the eligibility files provided by the payer.”

“Our Human Services segment continued to experience revenue growth in the fourth quarter due primarily to new workforce development and foster care contracts that began in 2013. This growth was offset by margin declines in the fourth quarter related to weather disruptions and the continued transition in Texas related to our new foster care contract. We expect the Texas foster care implementation to be completed by the end of the first quarter in 2014. In addition, the continued transition of certain states to the managed care environment has contributed to the margin pressure we have experienced in the Human Services segment in the past year.”

“During 2014 we will direct our attention to expanding our operating segments through both organic and acquisitive growth, with a specific focus on growing our home and community-based services and foster care services, while reducing our involvement in management fee service arrangements in our Human Services segment.”

“Overall, looking out to 2014 and beyond, we believe we are positioned to benefit from current health care trends, including the Affordable Care Act, increased Medicaid enrollment, the trend toward home and community-based care and the industry-wide focus on the reduction in health care delivery costs. In order to position ourselves to take full advantage of these opportunities, we have continued to strengthen our management team and further improve our operational efficiency. Additionally, our consistently positive cash flow, strong cash position and substantial borrowing capacity will continue to support our company-wide growth initiatives.”

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (8:00 a.m. PDT/MST) Thursday, March 13, 2014 to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com. The call is also available by dialing (800) 706-7745, or for international callers (617) 614-3472, and by using the passcode 47132627. A replay of the teleconference will be available on http://investor.provcorp.com. A replay will also be available until March 20, 2014 by dialing (888) 286-8010 or (617) 801-6888 and using passcode 53482011.

About Providence

The Providence Service Corporation provides or manages the delivery of home and community based human services and NET management services to primarily government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence is unique in that it provides or manages its human services primarily in the client’s own home or in community based settings rather than in hospitals or other treatment facilities and provides its NET management services through local transportation providers rather than an owned fleet of vehicles. The Company provides a range of services through its direct entities to approximately 56,300 clients at December 31, 2013, with approximately 15.8 million individuals eligible to receive the Company's non-emergency transportation services. The Company had over $1.1 billion in revenues in 2013.

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Providence Service Corporation

Non-GAAP Presentation

In addition to the financial results prepared in accordance with US generally accepted accounting principles (GAAP) provided throughout this press release, the Company has provided EBITDA and Adjusted EBITDA, non-GAAP measurements. Providence’s management utilizes these non-GAAP measurements as a means to measure overall operating performance and to better compare current operating results with other companies within its industry. Details of the excluded items and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measure are presented in the table below. The non-GAAP measures do not replace the presentation of our GAAP financial results. The Company has provided this supplemental non-GAAP information because the Company believes it provides meaningful comparisons of the results of Providence’s operations for the periods presented in this press release. The non-GAAP measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by some other companies.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Revenues:
Non-emergency transportation services	$187,218	$200,814	$770,246	$750,658
Human services	89,627	85,705	352,436	355,231
Total revenues	276,845	286,519	1,122,682	1,105,889

Operating expenses:
Cost of non-emergency transportation services	173,765	185,826	710,428	706,692
Client service expense	80,929	73,884	309,623	304,084
General and administrative expense	12,368	14,784	48,633	53,383
Depreciation and amortization	3,683	3,769	14,872	15,023
Asset impairment charge	-	-	492	2,506

Total operating expenses	270,745	278,263	1,084,048	1,081,688

Operating income	6,100	8,256	38,634	24,201

Other (income) expense:
Interest expense	1,627	1,834	7,035	7,640
Loss on extinguishment of debt	-	-	525	-
Interest income	(49)	(23)	(141)	(132)
Income before income taxes	4,522	6,445	31,215	16,693
Provision for income taxes	1,165	3,580	11,777	8,211
Net income	$3,357	$2,865	$19,438	$8,482

Earnings per share:
Basic	$0.24	$0.22	$1.44	$0.64
Diluted	$0.24	$0.22	$1.41	$0.64

Weighted-average number of common shares outstanding:
Basic	13,763,037	13,071,342	13,499,885	13,225,448
Diluted	14,121,956	13,254,509	13,809,874	13,354,613

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Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

(UNAUDITED)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$98,995	$55,863
Accounts receivable, net of allowance of $4.2 million in 2013 and $3.7 million in 2012	88,315	98,628
Management fee receivable	1,821	2,662
Other receivables	4,786	4,105
Prepaid expenses and other	11,831	12,622
Restricted cash	3,772	1,787
Deferred tax assets	2,152	532
Total current assets	211,672	176,199
Property and equipment, net	32,709	30,380
Goodwill	113,263	113,915
Intangible assets, net	43,476	49,651
Other assets	11,681	10,639
Restricted cash, less current portion	11,957	10,953
Total assets	$424,758	$391,737
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term obligations	$48,250	$14,000
Accounts payable	3,904	4,569
Accrued expenses	52,484	32,976
Accrued transportation costs	54,962	61,316
Deferred revenue	3,687	7,055
Reinsurance liability reserve	10,778	12,713
Total current liabilities	174,065	132,629
Long-term obligations, less current portion	75,250	116,000
Other long-term liabilities	15,359	13,527
Deferred tax liabilities	9,447	10,894
Total liabilities	274,121	273,050
Commitments and contingencies
Stockholders' equity
Common stock: authorized 40,000,000 shares; $0.001 par value; 14,477,312 and 13,785,947 issued and outstanding (including treasury shares)	14	14
Additional paid-in capital	194,363	180,778
Accumulated deficit	(33,641)	(53,079)
Accumulated other comprehensive loss, net of tax	(1,419)	(893)
Treasury shares, at cost, 956,442 and 928,478 shares	(15,641)	(15,094)
Total Providence stockholders' equity	143,676	111,726
Non-controlling interest	6,961	6,961
Total stockholders' equity	150,637	118,687
Total liabilities and stockholders' equity	$424,758	$391,737

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Year ended December 31,
	2013	2012
Operating activities
Net income	$19,438	$8,482
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,738	7,537
Amortization	7,134	7,486
Provision for doubtful accounts	3,245	2,305
Stock based compensation	3,079	3,873
Deferred income taxes	(3,282)	(816)
Amortization of deferred financing costs	960	1,138
Loss on extinguishment of debt	525	-
Excess tax benefit upon exercise of stock options	(1,120)	(91)
Asset impairment charge	492	2,506
Other non-cash charges	364	158
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	7,186	(16,589)
Management fee receivable	659	875
Other receivables	540	(319)
Restricted cash	(141)	163
Prepaid expenses and other	(856)	256
Reinsurance liability reserve	(19)	1,034
Accounts payable and accrued expenses	18,863	2,412
Accrued transportation costs	(6,354)	13,660
Deferred revenue	(3,366)	4,862
Other long-term liabilities	152	3,556
Net cash provided by operating activities	55,237	42,488
Investing activities
Purchase of property and equipment	(10,183)	(9,522)
Net increase in short-term investments	177	444
Acquisitions, net of cash acquired	(989)	(190)
Restricted cash for reinsured claims losses	(2,848)	2,633
Net cash used in investing activities	(13,843)	(6,635)
Financing activities
Repurchase of common stock, for treasury	(547)	(3,658)
Proceeds from common stock issued pursuant to stock option exercise	10,069	949
Excess tax benefit upon exercise of stock options	1,120	91
Proceeds from long-term debt	76,000	-
Repayment of long-term debt	(82,500)	(20,493)
Debt financing costs	(2,082)	(65)
Capital lease payments	(9)	(23)
Net cash provided by (used in) financing activities	2,051	(23,199)
Effect of exchange rate changes on cash	(313)	25
Net change in cash	43,132	12,679
Cash at beginning of period	55,863	43,184
Cash at end of period	$98,995	$55,863

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Providence Service Corporation

The Providence Service Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012

Net income	$3,357	$2,865	$19,438	$8,482

Interest expense, net	1,578	1,811	6,894	7,508
Provision for income taxes	1,165	3,580	11,777	8,211
Depreciation and amortization	3,683	3,769	14,872	15,023

EBITDA	9,783	12,025	52,981	39,224

Asset impairment charge	-	-	492	2,506
Payments related to retirement and termination of executive officers	1,277	1,293	1,277	1,293
Loss on extinguishment of debt	-	-	525	-
Strategic alternatives costs	-	-	-	593
Adjusted EBITDA	$11,060	$13,318	$55,275	$43,616

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